Exhibit 99.1

FOR IMMEDIATE RELEASE

UPDATE - ENERJEX RESOURCES ANNOUNCES RESULTS OF ANNUAL MEETING, AGREEMENT WITH CAMBER ENERGY, AND FINANCING OF UP TO $500,000

San Antonio, TX (MARKETWIRED - May 2, 2017) – EnerJex Resources, Inc., a Nevada corporation (NYSE MKT: ENRJ) (OTC PINK: ENRJP) (“EnerJex” or the “Company”), announced today that its shareholders approved all proposals and re-elected all director nominees at its 2017 Annual Meeting that was held today in San Antonio, Texas.

The Company also announced today that it has entered into an interim agreement with Camber Energy, Inc. (“Camber”) (NYSE MKT: CEI) pursuant to which EnerJex will be responsible for performing certain general and administrative services for Camber. In exchange for performing such services, Camber has agreed to pay the Company a fee of $150,000 per month.

In addition, EnerJex announced today that it has entereed into a definitive agreement with an institutional investor (the “Investor”) for a financing of up to $500,000 in gross proceeds. Under the terms of the agreement, EnerJex will initially issue 300 unregistered shares of its newly designated Series C Convertible Preferred Stock (the “Preferred Stock”) in exchange for $300,000 in gross proceeds. In addition, the Investor shall have the right to purchase up to 200 additional unregistered shares of the Preferred Stock for $200,000 in gross proceeds within twelve months of the closing of the offering.

The initial closing is expected to occur on or before April 28, 2017, subject to satisafction of customary closing conditions.

The Preferred Stock will have a liquidation preference of $1,000 per share, and will be convertible at the option of the holder at a conversion price equal to $.30 per share, or a ratio equal to approximately 3,333 shares of EnerJex’s common stock for each one (1) share of Preferred Stock, subject to customary adjustments. Dividends are payable on the shares of Preferred Stock only if and to the extent that dividends are payable on the common stock into which the Preferred Stock is convertible. The Preferred Stock has no maturity date and can be redeemed by the Company beginning twelve months after the closing of the offering or upon a change of control.

4040 Broadway Street, Suite 508 | San Antonio, TX 78209 | P: 210.451.5545 | F: 210.463.9297 WWW.ENERJEX.COM

EnerJex plans to use the net proceeds from the offering for general corporate purposes, including but not limited to repaying certain existing indebtedness and paying operating expenses in the ordinary course of business, and investigating and pursuing the acquisition of assets and other strategic transactions.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release and the materials referenced herein include "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements give EnerJex's current expectations or forecasts of future events. The statements in this press release regarding the amount and use of proceeds expected to be received from the financing, the closing of the financing, the conversion of the Preferred Stock, the agreement with Camber, and the evaluation of strategic initiatives, any implied or perceived benefits from any current or future transaction, and any other effects resulting from any of those matters, are forward-looking statements. Such statements involve material risks and uncertainties, including but not limited to: whether newly drilled or newly acquired properties will produce at levels consistent with management's expectations; market conditions; whether we will experience equipment failures and, if they materialize, whether we will be able to fund repair work without materially impairing planned production levels or the availability of capital for further production increases; the ability of EnerJex to meet its loan covenants under its debt facility and to obtain financing from other sources for continued drilling; the costs of operations; delays, and any other difficulties related to producing oil; the ability of EnerJex to integrate newly producing assets; the ability to retain necessary skilled workers to operate the new producing wells; the price of oil; EnerJex's ability to market and sell produced minerals; the risks and effects of legal and administrative proceedings and governmental regulation; future financial and operational results; competition; general economic conditions; and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. Important factors that could cause actual results to differ materially from the forward-looking statements are set forth in our Form 10-K filed with the SEC. EnerJex undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. EnerJex's production forecasts are dependent upon many assumptions, including estimates of production decline rates from existing wells and the outcome of future drilling activity. Although EnerJex believes the expectations and forecasts reflected in these and other forward-looking statements are reasonable, it can give no assurance they will prove to have been correct. They can be affected by inaccurate assumptions or by known or unknown risks and uncertainties.

For further information contact:

Louis G. Schott

EnerJex Resources, Inc.

Phone: (210) 451-5545

Web: www.enerjex.com